Exhibit 10.39

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made as of the 28th day of December 2006 (“Effective Date”), by and between 33 NORTH LASALLE PARTNERS L.P., an Illinois limited partnership (“Landlord”), and VERTICALNET, INC., a Pennsylvania corporation (“Tenant”).

W I T N E S S E T H:

A. Landlord (as successor in interest to Thirty-Three Associates LLC) and Tenant (as successor by merger to Tigris Corporation, a New York corporation) are parties to a certain Office Lease dated                     , 2000 (the “Lease”) covering certain premises consisting of 8,300 rentable square feet of office space on the 35th and 36th floors (Suites 3500 and 3600) of the building located at 33 North LaSalle Street, Chicago, Illinois, for a Term expiring on March 31, 2007.

B. Landlord and Tenant desire to extend the Term of the Lease, subject to the terms and provisions hereinafter set forth, and to otherwise amend the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to it in the Lease unless otherwise provided for herein.

2. Extension of Term. The Term of the Lease is hereby extended for an additional term (the “Extension Term”) of one (1) year commencing on April 1, 2007 (the “Extension Term Commencement Date”) and expiring on March 31, 2008 (for purposes of this Amendment and the Lease, the “Expiration Date”), unless sooner terminated as provided in the Lease. All of the terms and provisions contained in the Lease shall continue to apply with respect to the Extension Term, except as otherwise provided herein.

3. Vacation of Suite 3600. On or before the Extension Term Commencement Date, Tenant shall vacate the portion of the Premises located on the 36th floor of the Building and known as Suite 3600, including removing all of its personal property from said Suite 3600. Notwithstanding such vacation, Landlord shall not close the interconnecting stairwell between the 35th and 36th floors of the Premises.

4. Reduction in Base Rent Prior to the Extension Term. From and after the Effective Date until the day before the Extension Term Commencement Date, Base Rent for the Premises shall be reduced by $688.67 per month, which reflects a $2.00 per rentable square foot per year reduction in Base Rent for the portion of the Premises located on the 35th Floor known as Suite 3500 consisting of 4,132 rentable square feet.

5. Base Rent. For the Extension Term, Tenant shall pay Monthly Base Rent for the Premises commencing on the Extension Term Commencement Date in the manner provided in Article 3 of the Lease as follows:

Period	Annual Base Rent	Monthly Base Rent	Per Rentable Square Foot
4/1/07 - 3/31/08	$109,497.96	$9,124.83	$26.50

The foregoing of table reflects Base Rent for only Suite 3500. If for any reason Tenant does not vacate Suite 3600 as required under Section 3 above or otherwise occupies Suite 3600 at any time during the Extension Term, in addition to all other rights and remedies available to Landlord, Tenant shall be responsible for Base Rent for Suite 3600 for the entire Extension Term retroactive to the Extension Term Commencement Date at the same rate as was payable for Suite 3600 under the Lease for the last year of the original Term.

6. Adjusted Monthly Base Rent. For the Extension Term, Tenant shall pay Adjusted Monthly Base Rent for the Premises pursuant to Article 4 of the Lease, provided that effective as of the Extension Term Commencement Date the term “Tenant’s Proportionate Share” shall mean 1.03%. The foregoing reduction in Tenant’s Proportionate Share is to reflect vacation of Suite 3600 by Tenant. If Tenant does not vacate Suite 3600 as required under Section 3 above or otherwise occupies Suite 3600 at any time during the Extension Term, then Tenant’s Proportionate Share shall mean 2.05% retroactive to the Extension Term Commencement Date.

7. Condition. Tenant’s execution and delivery of this Amendment shall be conclusive evidence that the Premises were in good order and satisfactory condition as of the date hereof. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to pay for any such work) and no representation or warranty regarding the condition of the Premises or the Building has been made by or on behalf of Landlord to Tenant under or by reason of this Amendment.

8. Entire Agreement. This Amendment and the Lease as amended hereby contain the entire agreement between Landlord and Tenant concerning the Premises and the Building, and there are no other agreements, either oral or written.

9. No Option. The execution of this Amendment by Tenant and delivery of same to Landlord or Manager does not constitute a reservation of or option for the Extension Term and this Amendment shall become effective only if and when Landlord executes and delivers same to Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord or the Manager shall constitute an irrevocable offer by Tenant to extend the Term of the Lease on the terms and conditions contained in this Amendment, which offer may not be withdrawn or revoked for thirty (30) days after such execution and delivery.

10. Binding Effect; Conflict. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof, and is hereby ratified and confirmed. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

GOLUB & COMPANY LLC, an Illinois limited company, as agent for 33 NORTH LASALLE PARTNERS L.P., an Illinois limited partnership

By:	/s/
Title:	EVP

TENANT:

VERTICALNET, INC., a Pennsylvania corporation

By:	/s/ Christopher G. Kuhn
Title:	Vice President and General Counsel

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